Exhibit 10.67

PROMISSORY NOTE

March 12, 2025

FOR VALUE RECEIVED, the undersigned, GOODLAND ADVANCED FUELS, INC., a Delaware corporation and AEMETIS CARBON CAPTURE, INC. (collectively, the “Borrowers”) jointly and severally promise to pay to the order of THIRD EYE CAPITAL CORPORATION (the “Lender”) the Principal Amount as set forth below, at its offices or such other place as the Lender may designate in writing.

This Note is being issued to the Lender in connection with the Amended and Restated Credit Agreement made as of March 2, 2022 (as amended, restated, supplemented, revised, or replaced from time to time, the “Credit Agreement”) by and among the Borrowers, the other Obligors, Third Eye Capital Corporation, as agent for the Lenders (the “Agent”) and the Lenders. Capitalized terms used but not defined herein shall have the meaning given to them in the Credit Agreement.  Notwithstanding anything indicated herein or in the Credit Agreement, this Note represents Loan Indebtedness under the Credit Agreement, is a Credit Document and this Note and the obligations hereunder are subject to the provisions of the Credit Agreement.

1.

Availability. Subject to all of the terms and conditions of this Note, the Lender agrees to make available for the Borrowers’ use during the term and prior to the Maturity Date (defined below), total credit of up to, but not exceeding, $10,000,000 Dollars (the “Commitment”), provided that Advances under this Note exceeding 10% of the Loan Indebtedness under the Credit Agreement shall require the approval of the Agent.

2.

Use of Proceeds. The principal amount of this Note advanced to the Obligors (the “Principal Amount”) shall be used solely for the payment of outstanding interest owed under the Credit Agreement and to pay the Fee (as defined below).

3.

Advances. The Obligors may receive advances under this Note up to the Commitment at their discretion (each, an “Advance”) by providing five (5) Business Days’ prior written notice of their request for an Advance hereunder and the proposed interest payments under the Credit Agreement to be satisfied by such Advance, provided that such Advances shall be in a minimum amount of $100,000.

4.

Interest.  From the date hereof until the repayment of this Note in full, interest on the Principal Amount outstanding shall be calculated at the rate of 24% per annum, and paid monthly in arrears in cash on the last day of each month (each, an “Interest Calculation Date”); provided, however, that upon and during the occurrence of an Event of Default under the Credit Agreement or this Note or the non-payment of this Note by the Maturity Date, the interest rate shall be increased to 34% per annum.

5.

Standby Fee. From the date hereof until the earlier of: (i) the early termination of this Note by the parties hereto; and (ii) the Maturity Date, the Borrowers hereunder shall pay to the Lender a standby fee calculated at the rate per annum equal to two percent (2%) of the difference between the average of the Principal Amount outstanding and the Commitment, calculated and payable monthly in arrears either in cash or in common stock of the Parent (at the equivalent of 110% of the cash amount of such fee on the date of issuance of such stock) on the first Business Day following the end of each month and on the Maturity Date.

6.

Maturity Date.  The outstanding principal balance of the indebtedness evidenced hereby, plus any accrued but unpaid interest, obligations, fees and any other sums owing hereunder, shall be due and payable in full on April 1, 2026 (the “Maturity Date”). The Obligors shall be required to repay the indebtedness under any Advances hereunder from: (a) the proceeds of the closing of any new sale, merger, equity or debt financing (including without limitation any EB-5 financing), refinancing or other transaction from any third party. The Obligors may reborrow any amounts so repaid up until the Maturity Date upon the terms and conditions hereof.

7.

Advance Fee.  Upon any Obligor making a request for an Advance, the Obligor shall pay to the Lender a one-time fee (the “Fee”) in the amount of 2.0% of the Commitment which shall be deemed earned and non-refundable on the date of such initial Advance.

8.

Conditions to Advances.  The Agent shall have received from the Borrowers all other approvals, opinions, documents, agreements, instruments, certificates, schedules and materials as the Agent may request with respect to each proposed Advance.

9.

Acknowledgement of Security. The Obligors hereby acknowledge, confirm and agree that this Note, and the obligations hereunder, are secured by valid and enforceable liens and security interests upon and in the property and assets of the Obligors as described in the Credit Agreement and the other Credit Documents and reaffirm their obligations pursuant to all applicable Credit Documents to which they are a party.

10.

Additional Obligations of the Obligors.  As further consideration of the Lender providing the funds contemplated under this Note, the Obligors hereby agree, upon the request of the Lender, to take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Note.

11.	Waivers. Each Obligor hereby waives demand, presentment for payment, notice of dishonor, protest, and notice of protest and diligence in collection or bringing suit. Time is of the essence.

12.	Attorneys’ Fees. Each Obligor agrees to pay the reasonable attorneys’ fees and costs incurred by the Lender in collecting on or enforcing the terms of this Note, whether by suit or otherwise.

13.

Paramountcy.  In the event of any conflicts between the provisions of this Note and any provisions of the Credit Agreement, solely in connection with this Note, the provisions of this Note shall prevail and be paramount.

14.

Severability.  In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

15.

Miscellaneous.  This Note and the obligations hereunder may not be assigned by Obligors without the prior written consent of the Lender.  This Note and the rights hereunder may be assigned by Lender without the consent of the Obligors.  As used herein, the terms “Obligors” and “Lender” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.  Each Obligor hereby submits to jurisdiction in the State of New York and this Note shall be governed by and be construed in accordance with the laws of the State of New York.  This Note may not be modified except by written agreement signed by the Obligors and the Lender.

[Signature Page Follows]

IN WITNESS WHEREOF, each Obligor has caused this Note to be executed and delivered under seal as of the date first set forth above.

BORROWERS:

GOODLAND ADVANCED FUELS, INC.

By:      /s/
Name:  Eric A. McAfee
Title:    Chief Executive Officer

AEMETIS CARBON CAPTURE, INC.

By:     /s/
Name:  Eric A. McAfee
Title:    Chief Executive Officer

Accepted and Acknowledged by: THIRD EYE CAPITAL CORPORATION By: /s/ Name: Arif N. Bhalwani Title: Managing Director